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                                                                   EXHIBIT 10.39

SUMMARY OF 2004 TEAM MEMBER PROFIT SHARING PLAN

Under the 2004 Team Member Profit Sharing Plan (the "Plan"), a Pool of Funds will be generated based upon a portion of each dollar of pre-tax income earned above certain progressive earnings per share targets in fiscal year 2004. The profit sharing pool will be distributed pro rata according to each team member's predetermined participation percentage. Team member participation percentages are stated as a percentage of base salary. Participating team members must be employed on or before December 31, 2003 in order to be eligible. Those hired between July 1, 2003 and December 31, 2003 will receive a pro-rata portion of their individual participation percentage. Participating team members must be employed by the Company at the date of the payment in fiscal year 2005.